Exhibit 99.1

Earnings News
Investor Relations Department Phone: 1-646-290-6400 TTC Group

FOR IMMEDIATE RELEASE

AROTECH CORPORATION REPORTS RESULTS
FOR THE FIRST QUARTER, 2008
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Q1 revenues of $13.3 million are highest first quarter revenues ever –
Net loss of $(971,000) is smallest first quarter net loss ever

Ann Arbor, Michigan, May 19, 2008 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter ended March 31, 2008.

First Quarter Results

Revenues for the first quarter of 2008 reached $13.3 million, compared to $11.5 million for the corresponding period in 2007, an increase of 15%.

Gross profit for the first quarter of 2008 was $3.2 million, or 25% of revenues, compared to $4.1 million, or 36% of revenues, for the corresponding period in 2007.

The Company reported an operating loss for the first quarter of 2008 of $(1.1) million, compared to $(1.5) million for the corresponding period in 2007.

The Company’s net loss for the first quarter of 2008 was $(971,000), or $(0.08) per share, compared to $(1.7) million, or $(0.15) per share, for the corresponding period in 2007.

“Our first quarter is traditionally our weakest quarter of the year,  yet we ended the quarter with the smallest first quarter net loss we ever had of $(971,000) and we had a positive operating cash flow of $685,000,” said Arotech Chairman and CEO Robert S. Ehrlich.

“During the first quarter we purchased the minority ownership interest in our MDT Israel and MDT Armor subsidiaries. Our FAAC subsidiary also purchased Realtime Technologies, Inc., thus adding to our growing training and simulation business.  These purchases were funded internally without adding to our debt level,” continued Ehrlich.

“We also adjusted our escrow receivable in connection our 2004 acquisition of Armour of America from $1.5 million to $3.3 million, reflecting the finalization in the first quarter of our arbitration with the former owner of AoA. These funds were paid to us after the end of the quarter,” noted Ehrlich.”

“We hope that all of these events will be positive to the future growth and financial results of Arotech,” concluded Ehrlich.

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Backlog

Backlog of orders totaled approximately $49.7 million as of March 31, 2008.

Cash Position at Quarter End

The Company had trade receivables of $11.0 million as of March 31, 2008, compared to $14.6 million as of December 31, 2007. The Company had a current ratio (current assets/current liabilities) of 1.83, down from the December 31, 2007 current ratio of 1.93.

As of March 31, 2008, the Company had $2.4 million in cash, $162,000 in restricted collateral deposits, $3.3 million in an escrow receivable, and $51,000 in available-for-sale marketable securities, as compared to December 31, 2007, when the Company had $3.4 million in cash, $320,000 in restricted collateral deposits, $1.5 million in an escrow receivable, and $47,000 in available-for-sale marketable securities.

Stockholders’ Equity at the end of the quarter was approximately $57 million.

Conference Call

The Company will host a conference call today, Monday, May 19, 2008 at 11:00 a.m. EDT. Those wishing to access the conference call should dial 1-800-967-7154 (U.S.) or 1-719-325-2403 (international) a few minutes before the 11:00 a.m. EDT start time. A replay of the conference call will be available starting Monday, May 19, 2008 at 12:00 p.m. (noon) EDT until Wednesday, May 21, 2008 at 12:00 p.m. The replay telephone number is 1-888-203-1112 (U.S) and 1-719-457-0820 (international). The replay pass code is: 2654579.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armoring, Training and Simulation, and Batteries and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan, and Israel.

CONTACT:
Victor Allgeier, TTC Group, (646) 290-6400, vic@ttcominc.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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AROTECH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended March 31,
	2008	2007
Revenues	$13,250,576	$11,529,162
Cost of revenues, exclusive of amortization of intangibles	10,004,782	7,437,080
Research and development	607,094	349,056
Selling and marketing expenses	1,142,639	1,030,768
General and administrative expenses	3,532,460	3,724,290
Amortization of intangible assets	492,613	455,132
Escrow adjustment	(1,448,074)	–
Total operating costs and expenses	14,331,514	12,996,326
Operating loss	(1,080,938)	(1,467,164)
Other income	536,372	11,944
Financial expenses, net	(190,013)	(124,080)
Loss before minority interest in earnings of a subsidiary, earnings from affiliated company and income tax expenses	(734,579)	(1,579,300)
Income taxes	(119,934)	(105,907)
Gain from affiliated company	(116,086)	47,621
Minority interest in earnings of subsidiaries	–	(60,656)
Net loss attributable to common stockholders	$(970,599)	$(1,698,242)
Basic and diluted net loss per share	$(0.08)	$(0.15)
Weighted average number of shares used in computing basic and diluted net loss per share	12,578,436	11,219,131

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